                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 20

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                December 21, 2001
                              --------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                 13D
---------------------
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     As to a group consisting solely of Covered Persons(1)             (a)   [x]

     As to a group consisting of persons other than Covered Persons    (b)   [x]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)

    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) [ ] (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                            7.   SOLE VOTING POWER (See Item 6)
           NUMBER OF             As to Covered Shares, 0
            SHARES
         BENEFICIALLY            As to Uncovered Shares, as stated in Appendix A
           OWNED BY         ----------------------------------------------------
           REPORTING        8.   SHARED VOTING POWER (See Item 6) (Applies to
            PERSON               each person listed on Appendix A.)
             WITH
                                 242,587,232 Covered Shares held by Covered
                                 Persons

                                 17,529 Uncovered Shares held by Covered
                                 Persons(3)

                                 1,397,888 Other Uncovered Shares held by
                                 Covered Persons(4)

                                 5,455,197 shares held by KAA(5)

                                 8,670,527 shares held by SMBC(5)
                            ----------------------------------------------------
                            9.   SOLE DISPOSITIVE POWER (See Item 6)

                                 As to Covered Shares, less than 1%

                                 As to Uncovered Shares, as stated in Appendix A
                            ----------------------------------------------------
                            10.  SHARED DISPOSITIVE POWER (See Item 6):

                                 As to Covered Shares, 0

                                 As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    244,002,649
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (Applies to each person listed on Appendix A.)                       [x](6)
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                51.14%(6)
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.


---------------
(1)  For a definition of this term, please see Item 2.

(2)  For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 80 private charitable foundations established by 79 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SMBC. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SMBC.

(6) Excludes 5,455,197 and 8,670,527 shares of Common Stock held by KAA and SMBC, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Anand Aithal                                UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Zarthustra Amrolia                          UK                0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Katherine M. Bailon                                           0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Leslie Barbi                                                  0             0             0               0
Adam P. Barrett                             UK                0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Christopher A. Bates                                          0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Gerhard Baumgard                          Germany             0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Thomas P. Berquist                                            0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Charles C. Bradford III                                       0             0             0               0
George M. Brady                                             2,000           0           2,000             0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Peter M. Brooks                                               0             0             0               0
Holger Bross                              Germany             0             0             0               0
Edward A. Brout                                               0             0             0               0
Charles K. Brown                            UK                0             0             0               0
James K. Brown                                                0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
David D. Burrows                                              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Andrea Casati                              Italy              0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
W. Reed Chisholm, II                                         493            0            493              0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Jane P. Chwick                                                0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Geoffrey G. Clark                         Canada              0             0             0               0
James B. Clark                                                0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Alexander Classen                       Switzerland           0             0             0               0
Catherine M. Claydon                      Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0
Michael D. Cochrane                       Canada              0             0             0               0
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Robert G. Collins                                             0             0             0               0
Marcus R. Colwell                                             0             0             0               0
Peter H. Comisar                                              0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
William Connell                                               0             0             0               0
Llewellyn C. Connolly                                         0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
Marta Z. Cotton                                               0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Eric J. Coutts                              UK                0             0             0               0
Beverley M. Covell                          UK                0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Meyrick Cox                                 UK                0             0             0               0
Brahm S. Cramer                           Canada              0             0             0               0
Nicholas P. Crapp                           UK                0             0             0               0
Neil D. Crowder                                               0             0             0               0
Michael L. Crowl                                              0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Stephen B. Dainton                          UK                0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0
James D. Dilworth                                             0             0             0               0
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
Howard B. Eisen                                               0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Glenn D. Engel                                                0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
David B. Ford                                                 0            134            0              134
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Karl Fowler                                 UK                0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Naosuke Fujita                             Japan              0             0             0               0
Shirley Fung                                UK                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Enrico S. Gaglioti                                            0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Richard A. Genna                                              0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Nicholas G. Giordano                                          0            300            0              300
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0         2,860(7)          0             2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Roger H. Gordon                                               0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Thomas J. Gravina                                            200            0            200              0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0

--------
(7)   Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Ralf O. Haase                             Germany             0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                            Japan              0             0             0               0
Arthur J. Hass                                                0             0             0               0
Arne K. Hassel                            Sweden              0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Edward A. Hazel                                               0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David R. Heinz                                                0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                      The Netherlands         0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                             UK                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                            Germany             0             0             0               0
Philip Holzer                             Germany             0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                     616            0            616              0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Zu Liu Frederick Hu                        China              0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                              100            0            100              0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                           Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Ronald H. Jacobe, Jr.                                         0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Robert J. Jacobson, Jr.                                       0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Andrew R. Jessop                            UK                0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
David M. Jimenez-Blanco                    Spain              0             0             0               0
Peter T. Johnston                                             0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Robert C. Jones                                               0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                             Guyana              0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Marc H. Jourdren                          France              0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
John J. Kauffman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                         424            0            424              0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Frank J. Kinney, III                                          0             0             0               0
Lincoln Kinnicutt                                             0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0             15              0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David G. Lambert                                              0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Andrew E. Law                               UK                0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
Donald C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                             UK                0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
George C. Liberopoulos                  Canada/USA            0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Susan S. Lin                           Hong Kong/USA          0             0             0               0
Syaru Shirley Lin                                             0             0             0               0
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                             UK                0             0             0               0
Laura A. Liswood                                              6             0             6               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone                Australia            0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                          UK                0             0             0               0
Mark G. Machin                              UK                0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Carmen Marino                                                 0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicholas I. Marovich                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
David J. Marshall                                             0             0             0               0
Allan S. Marson                             UK                0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Karen A. Matte                                               60             0             60              0
George N. Mattson                                             0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                             27             0             27              0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                            UK                0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
Tracy K. McHale Stuart                                        0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                     4,176           0           4,176             0
James A. McNamara                                             0            215(8)         0              215(8)
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                         UK                0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                                 0             0             0               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Christian A. Meissner                     Austria             0             0             0               0
Michael C. Melignano                                          0             0             0               0
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                           UK                0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Julian R. Metherell                         UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0

--------
(8)   Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
John J. Minio                                                 0             0             0               0
Luciana D. Miranda                        Brazil              0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Masatoki J. Mitsumata                      Japan              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Richard S. Morse                            UK                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Robert G. Munro                             UK                0             0             0               0
Rie Murayama                               Japan              0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Kevin D. Naughton                                            112            0            112              0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            44             0             44              0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Theodore E. Niedermayer                 USA/France            0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
James K. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
David Ogens                                                   0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                            100            0            100              0
Michael L. Pasternak                        UK                0             0             0               0
Ketan J. Patel                              UK                0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
Arthur J. Peponis                                            285            0            285              0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Michel G. Plantevin                       France              0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Roderic L. Prat                           Canada              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                         0             0             0               0
Nomi M. Prins                                                 0             0             0               0
Steven D. Pruett                                              0             0             0               0
Goran V. Puljic                                               0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Hugh A. Ragsdale III                                          0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
Jeffrey A. Resknick                                           0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0             0             0               0
John F. W. Rogers                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA          15             0             15              0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico             210            0            210              0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Masanori Sato                              Japan              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0           1,900           0             1,900
Patrick P. Scire                                              0             0             0               0

                                                                          ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6           ITEM 7         SHARED         SOLE          SHARED
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
 NAMES OF REPORTING PERSONS             INDICATED)         SHARES         SHARES        SHARES          SHARES
 --------------------------             ----------         ------         ------        ------          ------
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
John S. Sheldon                                               0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
James Shim                                                    0             0             0               0
Abraham Shua                                                  0             0             0               0
Evan W. Siddall                          Canada/UK            0             0             0               0
Michael H. Siegel                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0           1,000           0             1,000
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0

                                                                          ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6           ITEM 7         SHARED         SOLE          SHARED
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
 NAMES OF REPORTING PERSONS             INDICATED)         SHARES         SHARES        SHARES          SHARES
 --------------------------             ----------         ------         ------        ------          ------
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Margaret E. Stone                                             0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Fredrik J. Stromholm                      Sweden              0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
George M. Suspanic                         Spain              0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
David H. Tenney                                               0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Timothy J. Throsby                       Australia            0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0
Jason A. Tilroe                                               0             0             0               0
Rory T. Tobin                             Ireland             0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0

                                                                          ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6           ITEM 7         SHARED         SOLE          SHARED
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
 NAMES OF REPORTING PERSONS             INDICATED)         SHARES         SHARES        SHARES          SHARES
 --------------------------             ----------         ------         ------        ------          ------
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
Frank Weinberg III                                            0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0

                                                                          ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6           ITEM 7         SHARED         SOLE          SHARED
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
 NAMES OF REPORTING PERSONS             INDICATED)         SHARES         SHARES        SHARES          SHARES
 --------------------------             ----------         ------         ------        ------          ------
Helge Weiner-Trapness                     Sweden              0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                          385            0            385              0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas L. Williams                                            0             0             0               0
Todd A. Williams                                             90             0             90              0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0
Yasuyo Yamazaki                            Japan              0             0             0               0
Anne Yang                                                     0             0             0               0
Michael Y. Yao                                                0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                          Lebanon             0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
William J. Young                                              0             0             0               0

                                                                          ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6           ITEM 7         SHARED         SOLE          SHARED
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
 NAMES OF REPORTING PERSONS             INDICATED)         SHARES         SHARES        SHARES          SHARES
 --------------------------             ----------         ------         ------        ------          ------
Michael J. Zamkow                                             0           110(9)          0             110(9)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory Zenna                                                 0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 80 private                   N/A               0         1,397,888         0         1,397,888
charitable foundations established
by 79 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations(10)


-----------------------------
(9}   Shared with family members.

(10) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
TRUSTS
120 Broadway Partners                          New Jersey            0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                           0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                    0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                           0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                    0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                           0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                    0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                    0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                    0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                           0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                    0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                           0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                    0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                           0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                    0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                           0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                    0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                    0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                           0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                    0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                          0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                            0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                          0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                         0             0             0              0
A.C. Trust                                                           0             0             0              0
The Adina R. Lopatin 2000 Trust                                      0             0             0              0
The Alexander H. Witten 2000 Trust                                   0             0             0              0
The Alexander I. Berlinski 2000 Trust                                0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                                   0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                            0             0             0              0
The Alexandra D. Steel 2000 Trust                                    0             0             0              0
The Alexis Blood 2000 Trust                                          0             0             0              0
The Alyssa Blood 2000 Trust                                          0             0             0              0
The Amanda Liann Mead 2000 Trust                                     0             0             0              0
Anahue Trust                                     Jersey              0             0             0              0
Andrew L. Fippinger-Millennium Trust                                 0             0             0              0
The Andrew M. Alper 2000 Annuity
    Trust I                                                          0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                          0             0             0              0
The Andrew M. Gordon 2000 Family Trust                               0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                        0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                        0             0             0              0
The Anne R. Witten 2000 Trust                                        0             0             0              0
The Anne Sullivan Wellde 2000 Trust                                  0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                          0             0             0              0
The Anthony D. Lauto 2000 Family Trust                               0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                          0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                                Connecticut            0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000               Connecticut            0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                                 0             0             0              0
The Avi M. Nash 2000 Family Trust                                    0             0             0              0
The Avi M. Nash 2001 Annuity Trust I                                 0             0             0              0
The Bari Marissa Schwartz 2000 Trust                                 0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
Barry A. Kaplan 2000 Family Trust                                    0             0             0              0
Barry A. Kaplan 2000 GRAT                                            0             0             0              0
Barry A. Kaplan 2001 GRAT                                            0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                          0             0             0              0
The Barry L. Zubrow 2000 Family Trust                                0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I
The Beller/Moses Trust                                               0             0             0              0
The Benjamin H. Sherlund 2000 Trust                                  0             0             0              0
The Benjamin Kraus 2000 Trust                                        0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                          0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                            0             0             0              0
The Bradley Abelow Family 2000 Trust                                 0             0             0              0
Brian Patrick Minehan 2001 Trust                                     0             0             0              0
The Caceres Novogratz Family Trust                                   0             0             0              0
The Carlos A. Cordeiro Trust                                         0             0             0              0
The Charlotte Steel 2000 Trust                                       0             0             0              0
The Charlotte Textor 2000 Trust                                      0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                          0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                            0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                          0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                            0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                                   0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                            0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                            0             0             0              0
The Cody J Smith 2000 Annuity Trust I                                0             0             0              0
The Cody J Smith 2000 Family Trust                                   0             0             0              0
The Cody J Smith 2001 Annuity Trust I
The Connie K. Duckworth 2000 Annuity
    Trust I                                                          0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                            0             0             0              0
The Corzine Blind Trust                                              0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Daniel Alexander Schwartz 2000
    Trust                                                            0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                          0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I
The Daniel W. Stanton 2000 Annuity
    Trust I                                                          0             0             0              0
The Daniel W. Stanton II 2000 Trust                                  0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                          0             0             0              0
The Danny O. Yee Trust                                               0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                       Pennsylvania           0             0             0              0
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                       Pennsylvania           0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                          0             0             0              0
The David B. Heller 2000 Family Trust                                0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                          0             0             0              0
The David G. Lambert 2000 Family Trust                               0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                          0             0             0              0
The David L. Henle 2000 Annuity Trust
    I                                                                0             0             0              0
The David L. Henle 2000 Family Trust                                 0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                                0             0             0              0
The David M. Baum Family 2000 Trust            New Jersey            0             0             0              0
The David Viniar 2000 Annuity Trust I                                0             0             0              0
The David Viniar 2001 Annuity Trust I                                0             0             0              0
The David W. Blood 2000 Annuity Trust
    I                                                                0             0             0              0
The David W. Blood 2001 Annuity Trust
    I                                                                0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                          0             0             0              0
The Donald F. Textor 2001 Annuity
    Trust I                                                          0             0             0              0
The Douglas W. Kimmelman Trust                                       0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                          0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                                   0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Edward C. Forst 2000 Annuity
    Trust I                                                          0             0             0              0
The Edward C. Forst 2000 Family Trust                                0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                          0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                          0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                          0             0             0              0
The Edward Scott Mead 2001 Trust                                     0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                      California            0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                     California            0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                     California            0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                               0             0             0              0
The Elizabeth H. Coulson 2000 Trust                                  0             0             0              0
The Elizabeth L. Heller 2000 Trust                                   0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                    0             0             0              0
The Elizabeth M. Stanton 2000 Trust                                  0             0             0              0
The Elizabeth Steel 2000 Trust                                       0             0             0              0
The Ellie Dorit Neustein 2000 Trust                                  0             0             0              0
The Emily Austen Katz 2000 Trust                                     0             0             0              0
The Emily Stecher 2000 Trust                                         0             0             0              0
The Emma M.L. Mead 2000 Trust                                        0             0             0              0
The Eric Fithian 2000 Trust                                          0             0             0              0
The Erin Marie Tormondsen 2000 Trust                                 0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                          0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                          0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                          0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                            0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                          0             0             0              0
The Frank L. Coulson III 2000 Trust                                  0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                          0             0             0              0
The Fredric E. Steck 2000 Family Trust                               0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Fredric E. Steck 2001 Annuity
    Trust I                                                          0             0             0              0
Gary D. Cohn 2000 Family Trust                                       0             0             0              0
Gary D. Cohn 2000 GRAT                                               0             0             0              0
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                     New Jersey            0             0             0              0
The Gary Tolchin 2001 Family Trust             New Jersey            0             0             0              0
The Gary W. Williams 2001 Trust                                      0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                          0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                               0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                            0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                          0             0             0              0
The George H. Walker 2000 Family Trust                               0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                          0             0             0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                                  0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                                  0             0             0              0
The George William Wellde, III 2000
    Trust                                                            0             0             0              0
Ghez 2000 GRAT                                                       0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                       0             0             0              0
The Girish V. Reddy 2001 Trust                                       0             0             0              0
The Girish V. Reddy Trust                                            0             0             0              0
The Goldenberg 2000 Annuity Trust I                                  0             0             0              0
The Goldenberg 2000 Family Trust                                     0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                          0             0             0              0
The Greg M. Ostroff 2000 Family Trust                                0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                          0             0             0              0
The Gregory H. Zehner 2000 Annuity
    Trust I                                                          0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                            0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                          0             0             0              0
The Gregory K. Palm 2000 Family Trust                                0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                          0             0             0              0
The Guapulo Trust                                Jersey              0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Harvey Silverman 2001 Family Trust                               0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                           0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                                  0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                            0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                                  0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                          0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                          0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                    0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                          0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                          0             0             0              0
The James Alexander Mead 2000 Trust                                  0             0             0              0
The James M. Sheridan Trust                                          0             0             0              0
The James Nicholas Katz 2000 Trust                                   0             0             0              0
James P. Riley, Jr. 2000 Family Trust                                0             0             0              0
James P. Riley, Jr. 2000 GRAT                                        0             0             0              0
James P. Riley, Jr. 2001 GRAT                                        0             0             0              0
The Jason Kraus 2000 Trust                         UK                0             0             0              0
The Jason William Tortora 2000 Trust                                 0             0             0              0
The Jeffrey D. Witten 2000 Trust                                     0             0             0              0
The Jennifer Lauren Alper 2000 Trust                                 0             0             0              0
JG 2000 Trust                                                        0             0             0              0
JG 2000 Trust (continuing trust)                                     0             0             0              0
JG 2001 GRAT                                                         0             0             0              0
The John A. Thain Trust                                              0             0             0              0
The John J. Powers 2000 Family Trust                                 0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                                  0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                                  0             0             0              0
The John Minio 2001 Grantor Retained
    Annuity Trust                              New Jersey            0             0             0              0
The John Minio 2001 Family Trust               New Jersey            0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                          0             0             0              0
The John O. Downing 2000

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
   Family Trust                                                      0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                          0             0             0              0
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                          0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                            0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                          0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                          0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                               0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                          0             0             0              0
The John S. Weinberg 2000 Family Trust                               0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                          0             0             0              0
The Jonathan G. Neidich 2000 Trust                                   0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                          0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                          0             0             0              0
The Jordan Viniar 2000 Trust                                         0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                          0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                            0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                          0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                          0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                            0             0             0              0
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                          0             0             0              0
The Karen Barlow Corrigan 2000 Trust                                 0             0             0              0
The Karen Rebecca Alper 2000 Trust                                   0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                            Jersey              0             0             0              0
The Katherine A.M. Stanton 2000 Trust                                0             0             0              0
The Katheryn C. Coulson 2000 Trust                                   0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                               0             0             0              0
The Kelsey Fithian 2000 Trust                                        0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                           0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                            0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                          0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                               0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                          0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                            0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                                0             0             0              0
The Kimberly R. Textor 2000 Trust                                    0             0             0              0
The Kipp M. Nelson Trust                                             0             0             0              0
The Kuala Trust                                  Jersey              0             0             0              0
The Kyle F. Textor 2000 Trust                                        0             0             0              0
The Lauren Schiller 2000 Trust                                       0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                                  0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                            0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                                  0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                                0             0             0              0
The Lee G. Vance 2000 Family Trust                                   0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                                0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                          0             0             0              0
The Leslie C. Tortora 2001 Annuity
    Trust I                                                          0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                                 0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                         0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                          0             0             0              0
The Louise Rice Townsend 2000 Trust                                  0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                         New Jersey            0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                             New Jersey            0             0             0              0
The Mallory G. Neidich 2000 Trust                                    0             0             0              0
The Marc A. Spilker 2000 Family Trust                                0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Mark A. Zurack 2000 Annuity Trust
    I                                                                0             0             0              0
The Mark A. Zurack 2000 Family Trust                                 0             0             0              0
The Mark A. Zurack 2000 Issue Trust                                  0             0             0              0
The Mark A. Zurack 2001 Annuity Trust
    I                                                                0             0             0              0
Mark Dehnert Living Trust                       Illinois             0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                               0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                               0             0             0              0
The Mark Tercek 2000 Annuity Trust I                                 0             0             0              0
The Mark Tercek 2000 Family Trust                                    0             0             0              0
The Mark Tercek 2001 Annuity Trust I                                 0             0             0              0
Marks 2000                                                           0             0             0              0
Marks 2000 (continuing trust)                                        0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                            0             0             0              0
The Mary Ann Casati Trust                                            0             0             0              0
The Matthew D. Rogers 2000 Trust                                     0             0             0              0
The Maya Bettina Linden 2000 Trust                                   0             0             0              0
Melissa Jane Minehan 2001 Trust                                      0             0             0              0
The Merritt Moore Townsend 2000 Trust                                0             0             0              0
The Mesdag Family Trust                         Delaware             0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                          0             0             0              0
The Michael A. Price 2000 Family Trust                               0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                          0             0             0              0
The Michael D. Ryan 2000 Family Trust                                0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                          0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                          0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                            0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                          0             0             0              0
The Michael J. Zamkow 2001 Trust                                     0             0             0              0
The Michael Stecher 2000 Trust                                       0             0             0              0
The Milton R. Berlinski 2000

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
   Annuity Trust I                                                   0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                          0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                          0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                               0             0             0              0
Murphy 2000                                                          0             0             0              0
Murphy 2000 (continuing trust)                                       0             0             0              0
Murphy 2001 GRAT                                                     0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                                 0             0             0              0
The Nicole Schiller 2000 Trust                                       0             0             0              0
The Patrick J. Ward 2001 Trust                                       0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                     New Jersey            0             0             0              0
The Patrick Scire 2001 Family Trust            New Jersey            0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                          0             0             0              0
The Peter C. Gerhard 2000 Family Trust                               0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                          0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                                  0             0             0              0
The Peter Kiernan IV 2000 Trust                                      0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                                  0             0             0              0
The Peter S. Kraus 2000 Annuity Trust
    I                                                                0             0             0              0
The Peter S. Kraus 2001 Annuity Trust
    I                                                                0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                          0             0             0              0
The Philip D. Murphy 2000 Family Trust                               0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                          0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                          0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                          0             0             0              0
The Rachel M. Darivoff 2000 Trust                                    0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                          0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                            0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                          0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
Randal M. Fippinger-Millennium Trust                                 0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                            0             0             0              0
The Randy Frankel 2001 Family Trust                                  0             0             0              0
The Randy Frankel 2001 Grantor
    Retained Annuity Trust                                           0             0             0              0
Rayas Trust                                      Jersey              0             0             0              0
The Rebecca Viniar 2000 Trust                                        0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                          0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                            0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                          0             0             0              0
The Richard A. Sapp 2000 Family Trust                                0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                          0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                          0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                          0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                          0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                          0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                           0             0             0              0
The Richard Hogan 2001 Family Trust                                  0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                            0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                          0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                            0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                          0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                          0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                            0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                          0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                          0             0             0              0
The Robert J. Hurst 2000 Family Trust                                0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                          0             0             0              0


                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Robert J. Katz 2000 Annuity Trust
    I                                                                0             0             0              0
The Robert J. Katz 2001 Annuity Trust
    I                                                                0             0             0              0
The Robert J. O'Shea 2000 Annuity
    Trust I                                                          0             0             0              0
The Robert J. O'Shea 2000 Family Trust                               0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                          0             0             0              0
The Robert J. Pace 2000 Annuity Trust
    I                                                                0             0             0              0
The Robert J. Pace 2000 Family Trust                                 0             0             0              0
The Robert J. Pace 2001 Annuity Trust
    I                                                                0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                          0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                          0             0             0              0
The Robin Neustein 2000 Annuity Trust
    I                                                                0             0             0              0
The Robin Neustein 2001 Annuity Trust
    I                                                                0             0             0              0
The Samantha Schiller 2000 Trust                                     0             0             0              0
The Sarah B. Lopatin 2000 Trust                                      0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                                  0             0             0              0
The Sarah M. Darivoff 2000 Trust                                     0             0             0              0
The Sarah Rose Berlinski 2000 Trust                                  0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                          0             0             0              0
The Scott B. Kapnick 2000 Family Trust                               0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                          0             0             0              0
Scott M. Pinkus 2000 Family Trust              New Jersey            0             0             0              0
Scott M. Pinkus 2000 GRAT                      New Jersey            0             0             0              0
The Scott S. Prince Trust                                            0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                                  0             0             0              0
The Stephen M. Neidich 2000 Trust                                    0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                          0             0             0              0
The Steven J. Wisch 2001 Family Trust                                0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                                 0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                          0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
The Steven T. Mnuchin 2000 Family
    Trust                                                            0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                          0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                           0             0             0              0
The Steven Starker 2001 Family Trust                                 0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                                  0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                     0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                                  0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                           0             0             0              0
The Stuart Sternberg 2001 Family
    Trust                                                            0             0             0              0
The Terence M. O' Toole 2000 Annuity
    Trust I                                                          0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                            0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                          0             0             0              0
The Tess Augusta Linden 2000 Trust                                   0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                      New Jersey            0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                          0             0             0              0
The Thomas K. Montag 2000 Family Trust                               0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                          0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                                  0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                     0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                                  0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00               Pennsylvania           0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00         Pennsylvania           0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01                    New Jersey            0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01            New Jersey            0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
Trust u/w James Kellogg III                    New Jersey            0             0             0              0
The Unicorn Trust                                  UK                0             0             0              0
Vyrona Trust                                     Jersey              0             0             0              0
The William C. Sherlund 2000 Trust                                   0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                                   0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                                  0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                          0             0             0              0
Zachariah Cobrinik 2001 Annuity Trust
    I                                                                0             0             0              0
Zachariah Cobrinik 2001 Family Trust                                 0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                            0             0             0              0

PARTNERSHIPS
ALS Investment Partners, L.P.                   Delaware             0             0             0              0
Beech Associates, L.P.                          Delaware             0             0             0              0
Bermuda Partners, L.P.                          Delaware             0             0             0              0
Crestley, L.P.                                  Delaware             0             0             0              0
EPG Associates, L.P.                                                 0             0             0              0
Greenley Partners, L.P.                         Delaware             0             0             0              0
 Harris Capital Partners, Limited
    Partnership                                 Delaware             0             0             0              0
HEMPA Limited Partnership                       Delaware             0             0             0              0
JSS Investment Partners, L.P.                   Delaware             0             0             0              0
The Litzenberger Family Limited
    Partnership                                 Delaware             0             0             0              0
Mesdag Family Limited Partnership               Delaware             0             0             0              0
Mijen Family Partnership                        Illinois             0             0             0              0
Opatrny Investment Partners, L.P.               Delaware             0             0             0              0
Rantz GS Investment Partners, L.P.              Delaware             0             0             0              0
The Rizner Family Limited Partnership           Illinois             0             0             0              0
Savitz Investment Partners, L.P.                Delaware             0             0             0              0
Silverman Partners, L.P.                        Delaware             0             0             0              0
Stone Gate GS Partners, L.P.                    Delaware             0             0             0              0
Trott GS Investment Partners, L.P.              Delaware             0             0             0              0
Tuft GS Investment Partners, L.P.               Delaware             0             0             0              0
Ward Investment Partners, L.P.                  Delaware             0             0             0              0

                                                 ITEM 6                          ITEM 8        ITEM 9        ITEM 10
                                                PLACE OF           ITEM 7        SHARED         SOLE         SHARED
                                           ORGANIZATION (NEW    SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                              YORK UNLESS         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                         OTHERWISE         UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS               INDICATED)          SHARES        SHARES        SHARES        SHARES
      --------------------------               ----------          ------        ------        ------        ------
Windy Hill Investment Company II, L.P.          Delaware             0             0             0              0
Winkelried Investment Partners, L.P.            Delaware             0             0             0              0

LIMITED LIABILITY COMPANIES
The Gary Tolchin Family LLC                     Delaware             0             0             0              0
The George Varsam Family LLC                    Delaware             0             0             0              0
The James Coufos Family LLC                     Delaware             0             0             0              0
The John Minio Family LLC                       Delaware             0             0             0              0
The Lawrence Cohen Family LLC                   Delaware             0             0             0              0
The Lawrence Trainor Family LLC                 Delaware             0             0             0              0
The Patrick Scire Family LLC                    Delaware             0             0             0              0
The Raymond Murphy Family LLC                   Delaware             0             0             0              0
The Rebecca Amitai Family LLC                   Delaware             0             0             0              0
The Richard Hogan Family LLC                    Delaware             0             0             0              0
The Stephen Levick Family LLC                   Delaware             0             0             0              0
The Steven Starker Family LLC                   Delaware             0             0             0              0
The Stuart Sternberg Family LLC                 Delaware             0             0             0              0
The Thomas Gravina Family LLC                   Delaware             0             0             0              0
The Thomas Williams Family LLC                  Delaware             0             0             0              0
The Todd Christie Family LLC                    Delaware             0             0             0              0

CORPORATIONS
Anahue Limited                                   Jersey              0             0             0              0
Guapulo Holdings Limited                         Jersey              0             0             0              0
HJS2 Limited                                 Cayman Islands          0             0             0              0
IAT Reinsurance Syndicate Ltd.                  Bermuda              0             0             0              0
Majix Limited                                    Jersey              0             0             0              0
Melalula Limited                                 Jersey              0             0             0              0
RJG Holding Company                          Cayman Islands          0             0             0              0
Robinelli Limited                                Jersey              0             0             0              0
Vyrona Holdings Limited                          Jersey              0             0             0              0
Zurrah Limited                                   Jersey              0             0             0              0

         This Amendment No. 20 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 20 is being filed primarily because, as described under Item 4 below, certain Covered Persons (as defined below) have indicated their intent to sell up to an aggregate of 11,783,719 Covered Shares in the Rule 144 Program (as defined below) during the fiscal quarter ending February 22, 2002 and certain Covered Persons have indicated their intent to donate an aggregate of 2,133,564 Covered Shares to public charities and private foundations.

ITEM 1.  SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2.  IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to SMBC Capital Markets, Inc. (formerly Sumitomo Bank Capital Markets, Inc.) ("SMBC") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SMBC and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SMBC Shares" and the "KAA Shares"). All information contained in this Schedule relating to SMBC and KAA has been included based upon information provided by SMBC and KAA; the separate Schedules 13D filed by SMBC and KAA and any amendments thereto should be referred to for information relating to SMBC and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4.  PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the combination of GS Inc. with SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and certain former direct and indirect owners of Hull and SLK to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending February 22, 2002, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 11,783,719 shares for all Covered Persons). It is currently anticipated that these sales will commence during the week of December 31, 2001. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         On December 26, 2001, 114 Covered Persons donated an aggregate of 1,706,498 Covered Shares to 113 private charitable foundations and 48 Covered Persons donated an aggregate of 376,411 Covered Shares to 48 public charitable institutions (the "December Donations"). It is anticipated that in January 2002, two Covered Persons will donate an aggregate of 47,655 Covered Shares to two private charitable foundations and one Covered Person will donate 3,000 Covered Shares to a public charitable institution (the "January Donations" and, together with the December Donations, the "Charitable Donations").

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SMBC Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SMBC Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons and the SLK Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the December Donations described in Item 4 above, and intend to waive the Partner Transfer Restrictions to permit the January Donations described in Item 4 above and the sale of up to an aggregate of 11,783,719 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending February 22, 2002 under the Rule 144 Program described in Item 4.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SMBC and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SMBC and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SMBC Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisition of Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the Charitable Donations described in Item 4 above, as well as the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

  Exhibit                               Description
-----------  -------------------------------------------------------------------
    A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999
             (File No. 005-56295) (the "Initial Schedule 13D")).

    B.       Voting Agreement, dated as of April 30, 1999, by and among The
             Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice
             Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

    C.       Voting Agreement, dated as of April 30, 1999, by and among The
             Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and
             Sumitomo Bank Capital Markets, Inc. (incorporated by reference to
             Exhibit C to the Initial Schedule 13D).

    D.       Form of Agreement Relating to Noncompetition and Other Covenants
             (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
             Sachs Group, Inc.).

    E.       Form of Pledge Agreement (the "IPO Pledge Agreement")
             (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
             Sachs Group, Inc.).

    F.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
             Exhibit E), dated July 10, 2000 (incorporated by reference to
             Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
             July 11, 2000 (File No. 005-56295)).

    G.       Registration Rights Instrument, dated as of December 10, 1999
             (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

    H.       Supplemental Registration Rights Instrument, dated as of December
             10, 1999 (incorporated by reference to Exhibit H to Amendment No.
             1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

    I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
             (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

    J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
             (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

    K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
             13D, filed June 30, 2000 (File No. 005-56295)).

    L.       Form of Counterpart to Shareholders' Agreement for non-U.S.
             corporations (incorporated by reference to Exhibit L to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

    M.       Form of Counterpart to Shareholders' Agreement for non-U.S.
             trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

  Exhibit                               Description
-----------  -------------------------------------------------------------------
    N.       Form of Guarantee and Pledge Agreement for non-U.S. corporations
             (incorporated by reference to Exhibit N to Amendment No. 3 to the
             Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

    O.       Form of Pledge Agreement for shareholders of non-U.S.
             corporations (incorporated by reference to Exhibit O to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

    P.       Form of Pledge Agreement for shareholders of non-U.S.
             corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
             June 30, 2000 (File No. 005-56295)).

    Q.       Form of Counterpart to Shareholders' Agreement for Transferee
             Covered Persons (incorporated by reference to Exhibit Q to
             Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
             (File No. 005-56295)).

    R.       Supplemental Registration Rights Instrument, dated as of June 19,
             2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

    S.       Supplemental Registration Rights Instrument, dated as of July 31,
             2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

    T.       Underwriting Agreement (U.S. Version), dated as of August 1, 2000
             (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

    U.       Underwriting Agreement (International Version), dated as of
             August 1, 2000 (incorporated by reference to Exhibit U to
             Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
             (File No. 005-56295)).

    V.       Underwriting Agreement (Asia/Pacific Version), dated as of August
             1, 2000 (incorporated by reference to Exhibit V to Amendment No.
             5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

    W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

    X.       Power of Attorney (incorporated by reference to Exhibit X to
             Amendment No. 14 to the Initial Schedule 13D, filed March 29,
             2001 (File No. 005-56295)).

    Y.       Form of Amended and Restated Member Agreement, dated as of
             September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
             Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

    Z.       Form of Pledge Agreement, dated as of October 31, 2000, between
             GS Inc. and each SLK Covered Person (incorporated by reference to
             Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
             November 3, 2000 (File No. 005-56295)).

  Exhibit                               Description
-----------  -------------------------------------------------------------------
    AA.      Supplemental Registration Rights Instrument, dated as of December
             21, 2000 (incorporated by reference to Exhibit AA to Amendment
             No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File
             No. 005-56295)).

    BB.      Form of Member Agreement, dated as of January 26, 2001, between
             GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
             Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

    CC.      Form of Pledge Agreement, dated as of March 19, 2001, between GS
             Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

    DD. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial
             Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

    EE.      Form of Pledge Agreement for beneficiaries of trusts
             (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
             005-56295)).

    FF. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations.

    GG. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations.

    HH.      Supplemental Registration Rights Instrument, dated as of December
             21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.)

                                                                         ANNEX A


    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          CONVICTIONS OR         BENEFICIAL
                                                                                           VIOLATIONS OF      OWNERSHIP OF THE
       NAME              CITIZENSHIP    BUSINESS ADDRESS      PRESENT EMPLOYMENT          FEDERAL OR STATE     COMMON STOCK OF
                                                                                          LAWS WITHIN THE     THE GOLDMAN SACHS
                                                                                          LAST FIVE YEARS        GROUP, INC.
-----------------------------------------------------------------------------------------------------------------------------------
Steven M. Bunson             USA        85 Broad Street       Managing Director, The           None           Covered Person, so
                                        New York, NY          Goldman Sachs Group, Inc.                       ownership is as set
                                        10004                                                                 forth in or
                                                                                                              incorporated into
                                                                                                              Item 5 above.

Russell E. Makowsky          USA        85 Broad Street       Managing Director, The           None           Covered Person, so
                                        New York, NY          Goldman Sachs Group, Inc.                       ownership is as set
                                        10004                                                                 forth in or
                                                                                                              incorporated into
                                                                                                              Item 5 above.

Michael H. Richardson        UK         26 New Street,        Partner,                         None           None
                                        St. Helier, Jersey,   Bedell Cristin
                                        JE4 3RA

John D. Amaral               UK         Victoria Hall         Vice President/                  None           None
                                        11 Victoria St.       Account Manager,
                                        Hamilton HM11         J&H Marsh & McLennan
                                        Bermuda

Marguerite R. Gorman         USA        120 Broadway          Vice President, Spear,           None           None
                                        New York, NY          Leeds & Kellogg, L.P.
                                        10271

Richard D. Spurling          UK         41 Cedar Avenue       Partner, Appleby,                None           None
                                        Hamilton HM12         Spurling & Kempe
                                        Bermuda

                                                                         ANNEX B


ITEMS 2(D)
  AND 2(E).  INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS


None.

                                                                         ANNEX C


ITEM 4.  PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ended February 22, 2002, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above.

                   COVERED PERSON                NUMBER OF SHARES
                   Bradley I. Abelow                    19,983
                   Paul M. Achleitner                   97,864
                   Andrew M. Alper                      15,000
                   Armen A. Avanessians                 68,290
                   David Baum                           20,286
                   Frank A. Bednarz                      1,267
                   Ron E. Beller                        42,915
                   Milton R. Berlinski                  52,000
                   Lloyd C. Blankfein                   80,000
                   David W. Blood                       69,984
                   Peter L. Briger, Jr.                 46,988
                   Richard J. Bronks                    22,173
                   Edward A. Brout                      17,841
                   Lawrence R. Buchalter                30,000
                   Andrew Cader                        212,380
                   Michael J. Carr                      26,139
                   Christopher J. Carrera               20,000
                   Mark Carroll                          2,389
                   Mary Ann Casati                      16,000
                   Mark A. Castellano                   80,667
                   Todd J. Christie                     44,645
                   Zachariah Cobrinik                   34,365
                   Abby Joseph Cohen                    10,000
                   Lawrence A. Cohen                    42,417
                   Gary D. Cohn                         65,000
                   Christopher A. Cole                  10,000
                   William Connell                       2,659
                   Carlos A. Cordeiro                   49,876
                   E. Gerald Corrigan                   30,000
                   James A. Coufos                      35,349
                   Frank L. Coulson, Jr.                85,189
                   Randolph L. Cowen                    20,000
                   Philip M. Darivoff                   20,287
                   Timothy D. Dattels                   41,643
                   Gavyn Davies                         50,000
                   Michael H. Davis                     13,487
                   David A. Dechman                     21,289
                   Robert V. Delaney, Jr.               40,000
                   Joseph Della Rosa                    64,500
                   Neil V. DeSena                       17,741
                   Alexander C. Dibelius                16,973
                   Stephen J. DiLascio                  11,500
                   John O. Downing                      62,472
                   Connie K. Duckworth                  55,545
                   C. Steven Duncker                    50,747
                   Gordon E. Dyal                       35,415

                   COVERED PERSON                NUMBER OF SHARES
                   Glenn P. Earle                       40,484
                   Paul S. Efron                        21,923
                   Gary L. Eisenreich                    5,784
                   Aubrey J. Ellis                       2,000
                   J. Michael Evans                    101,913
                   Pieter Maarten Feenstra              20,000
                   Lawton W. Fitt                       50,000
                   David B. Ford                        85,900
                   Edward C. Forst                      20,250
                   Randy W. Frankel                     95,366
                   Christopher G. French                10,624
                   Richard A. Friedman                  50,000
                   Joseph D. Gatto                      81,000
                   Peter C. Gerhard                     66,066
                   Nomi P. Ghez                         35,729
                   Joseph H. Gleberman                  79,206
                   Charles G. Goetz                      5,668
                   Jeffrey B. Goldenberg                10,000
                   Jacob D. Goldfield                   70,901
                   Gary F. Goldring                     90,000
                   Amy O. Goodfriend                    27,273
                   Andrew M. Gordon                     20,000
                   Geoffrey T. Grant                    37,618
                   Thomas J. Gravina                    20,828
                   Eric P. Grubman                      20,000
                   Edward S. Gutman                     11,549
                   Joseph D. Gutman                     20,000
                   Robert S. Harrison                   40,000
                   Thomas J. Healey                     47,491
                   David B. Heller                      50,000
                   David L. Henle                       10,000
                   Mary C. Henry                        40,813
                   M. Roch Hillenbrand                  20,000
                   Jacquelyn M. Hoffman-Zehner          32,011
                   Richard R. Hogan                     50,132
                   Fern Hurst                           25,000
                   Robert J. Hurst                      50,000
                   Francis J. Ingrassia                 48,438
                   Timothy J. Ingrassia                 24,045
                   Reuben Jeffery III                   82,470
                   Stefan J. Jentzsch                   23,781
                   Chansoo Joung                        25,000
                   Ann F. Kaplan                        75,034
                   Barry A. Kaplan                      30,242
                   Scott B. Kapnick                     81,036
                   Robert J. Katz                      106,548
                   Kevin W. Kennedy                     50,000
                   William J. Kenney                    31,597
                   Douglas W. Kimmelman                 32,890
                   Bradford C. Koenig                   36,674
                   Jonathan L. Kolatch                  48,414
                   Peter S. Kraus                       50,000
                   David G. Lambert                     30,548
                   Thomas D. Lasersohn                  15,000

                   COVERED PERSON                NUMBER OF SHARES
                   Anthony D. Lauto                     21,861
                   Stephen M. Levick                    16,899
                   Matthew G. L'Heureux                 23,911
                   Lawrence H. Linden                   71,359
                   Robert Litterman                     43,797
                   Robert H. Litzenberger               15,797
                   Jonathan M. Lopatin                  37,429
                   Michael R. Lynch                     99,000
                   Peter G.C. Mallinson                 81,215
                   Arthur S. Margulis, Jr.              12,500
                   Ronald G. Marks                      38,569
                   Nicholas I. Marovich                  5,806
                   Eff W. Martin                        65,544
                   John P. McNulty                     117,908
                   Sanjeev K. Mehra                     16,500
                   T. Willem Mesdag                     69,073
                   Eric M. Mindich                      85,796
                   John J. Minio                        37,430
                   Steven T. Mnuchin                    85,145
                   Masanori Mochida                    104,977
                   Karsten N. Moller                    42,091
                   Thomas K. Montag                     40,000
                   Wayne L. Moore                       25,000
                   R. Scott Morris                       2,000
                   Robert B. Morris III                 79,120
                   Sharmin Mossavar-Rahmani             85,000
                   Edward A. Mule                       50,000
                   Timothy R. Mullen                   147,973
                   Philip D. Murphy                     20,000
                   Raymond T. Murphy                    11,897
                   Thomas S. Murphy, Jr.                16,000
                   Avi M. Nash                          13,600
                   Daniel M. Neidich                    90,763
                   Kipp M. Nelson                       45,288
                   Robin Neustein                      118,226
                   Suzanne M. Nora Johnson              98,526
                   Michael E. Novogratz                 19,838
                   Terence J. O'Neill                   25,000
                   Timothy J. O'Neill                   86,070
                   Donald C. Opatrny, Jr.               81,193
                   Robert J. O'Shea                     68,358
                   Greg M. Ostroff                      15,516
                   Terence M. O'Toole                   75,000
                   Robert J. Pace                       16,320
                   Bryant F. Pantano                     5,615
                   Scott M. Pinkus                      82,292
                   Timothy C. Plaut                     48,358
                   John J. Powers                       50,000
                   Michael A. Price                     24,227
                   Scott Prince                         18,000
                   Stephen D. Quinn                     50,000
                   Michael G. Rantz                     42,273
                   Arthur J. Reimers III                74,199
                   James P. Riley, Jr.                  77,257

                   COVERED PERSON                NUMBER OF SHARES
                   Simon M. Robertson                   60,000
                   J. David Rogers                      83,916
                   Emmanuel Roman                       23,316
                   Ralph F. Rosenberg                   16,835
                   Stuart M. Rothenberg                 35,000
                   Michael S. Rubinoff                  21,599
                   Richard M. Ruzika                    21,284
                   Jeri Lynn Ryan                       12,456
                   John C. Ryan                         24,000
                   Michael D. Ryan                      15,000
                   Richard C. Salvadore                 44,916
                   Richard A. Sapp                     108,399
                   Joseph Sassoon                       69,511
                   Tsutomu Sato                         27,728
                   Muneer A. Satter                     38,542
                   Jonathan S. Savitz                   12,718
                   Peter Savitz                         35,209
                   Howard B. Schiller                   20,000
                   Antoine Schwartz                     25,366
                   Eric S. Schwartz                     75,209
                   Mark Schwartz                       100,000
                   Patrick P. Scire                     61,234
                   Charles B. Seelig, Jr.               78,000
                   Steven M. Shafran                    31,872
                   Richard S. Sharp                    109,358
                   Mary Beth Shea                        5,703
                   James M. Sheridan                    39,781
                   Richard G. Sherlund                  49,683
                   Harvey Silverman                     41,747
                   Howard A. Silverstein                20,000
                   Dinakar Singh                        21,760
                   Christian J. Siva-Jothy              22,000
                   Cody J Smith                         51,000
                   Jonathan S. Sobel                    21,616
                   Marc A. Spilker                      39,234
                   Daniel W. Stanton                    50,000
                   Steven R. Starker                    65,960
                   Esta E. Stecher                      50,265
                   Fredric E. Steck                     37,000
                   Cathrine S. Steck                    12,000
                   Robert K. Steel                     125,000
                   Gene T. Sykes                        75,000
                   Mark R. Tercek                       35,768
                   Donald F. Textor                     45,426
                   Gary S. Tolchin                      55,453
                   Brian J. Toolan                      24,609
                   John R. Tormondsen                   35,000
                   Leslie C. Tortora                    82,605
                   John L. Townsend III                 74,800
                   Lawrence F. Trainor                  11,911
                   Byron D. Trott                       35,000
                   Robert B. Tudor III                  20,000
                   Thomas E. Tuft                      100,000

                   COVERED PERSON                NUMBER OF SHARES
                   Malcolm B. Turnbull*                 23,254
                   John E. Urban                        21,624
                   Lee G. Vance                         51,341
                   George F. Varsam                     25,068
                   David A. Viniar                      75,000
                   Barry S. Volpert                     82,072
                   Thomas B. Walker III                122,975
                   George H. Walker IV                  20,018
                   Frank Weinberg III                    4,295
                   Peter A. Weinberg                   169,290
                   George W. Wellde, Jr.                60,000
                   Anthony G. Williams                  75,923
                   Thomas L. Williams                   15,218
                   Kendrick R. Wilson III               20,000
                   Jon Winkelried                       50,000
                   Steven J. Wisch                      39,274
                   Richard E. Witten                    90,108
                   Tracy R. Wolstencroft                68,856
                   Yasuyo Yamazaki                      20,000
                   Danny O. Yee                         46,691
                   Gregory H. Zehner                    35,309
                   Alphonse Zenna                       23,229
                   Joseph R. Zimmel                     98,402
                   Barry L. Zubrow                      85,000
                   Mark A. Zurack                       39,288

                   TRUSTS
                   120 Broadway Partners                30,000
                   Anahue Trust                         14,562
                   The Corzine Blind Trust             252,394
                   The Edward Scott Mead 2001           25,000
                   Trust
                   The Gary W. Williams 2001            65,000
                   Trust
                   The Girish V. Reddy 2001             20,553
                   Trust
                   The Guapulo Trust                         7
                   Mark Dehnert Living Trust             5,000
                   The Michael J. Zamkow 2001           53,623
                   Trust
                   The Patrick J. Ward 2001             89,326
                   Trust
                   Trust u/w James Kellogg III          35,000
                   The Unicorn Trust                    94,677

                   PARTNERSHIPS
                   Bermuda Partners, L.P.               17,000
                   Mijen Family Partnership             14,000
                   The Rizner Family Limited            10,334
                   Partnership
                   Silverman Partners, L.P.             37,067

                   CORPORATIONS
                   Guapulo Holdings Limited             50,107
                   HJS2 Limited                         10,000
                   Majix Limited                        45,534
                   Melalula Limited                     83,234
                   Robinelli Limited                    20,000

------------
* Includes shares held by a corporation wholly owned by the Covered Person.


                   COVERED PERSON                NUMBER OF SHARES
                   RJG Holding Company                  31,747
                   Vyrona Holdings Limited              91,503

                                                                         ANNEX D


ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

An aggregate of 85,956 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

On January 4, 2002, 514,756 shares of Common Stock will be delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units and, on January 31, 2002, 275,472 shares of Common Stock will be delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

On December 1, 2001, 146 new Managing Directors at GS Inc. became Covered Persons. These new Managing Directors collectively own 139,149 Covered Shares and 2,200 Uncovered Shares.

The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

----------------------------------------------------------------------------------
COVERED PERSON                TRADE DATE       NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
John C. O'Hara             November 16, 2001            1,142            $88.21
Charles W.A. Bott          December 21, 2001              278             92.12
Mark J. Carlebach          December 21, 2001              461             92.12
Peter H. Comisar           December 21, 2001              698             92.12
Peter H. Comisar           December 21, 2001              629             92.12
Matthew S. Darnall         December 21, 2001            1,000             92.12
Luigi de Vecchi            December 21, 2001            2,575             92.12
Emanuel Derman             December 21, 2001              300             92.12
Sandra D'Italia            December 21, 2001              918             92.12
John E. Eisenberg          December 21, 2001              200             92.12
Matthias K. Frisch         December 21, 2001              900             92.12
Anthony J. Gordon          December 21, 2001            1,709             92.12
Anthony J. Gordon          December 21, 2001              299             92.12
David J. Greenwald         December 21, 2001              657             92.12
Peter Gross                December 21, 2001            1,238             92.12
David J. Grounsell         December 21, 2001              100             92.12
Douglas A. Guzman          December 21, 2001            1,118             92.12
Shelley A. Hartman         December 21, 2001            1,500             92.12
Kenneth W. Hitchner        December 21, 2001            1,000             92.12
Michael R. Housden         December 21, 2001              718             92.12
Hideki Ishibashi           December 21, 2001              369             92.12
Adrian P. Kingshott        December 21, 2001              964             92.12
Mark J. Kogan              December 21, 2001            3,658             92.12
Donald C. Lee              December 21, 2001              640             92.12
Donald C. Lee              December 21, 2001              269             92.12
Donald C. Lee              December 21, 2001            4,374             92.12
Donald C. Lee              December 21, 2001            1,542             92.12
Bonnie S. Litt             December 21, 2001              713             92.12
Michael A. Mendelson       December 21, 2001              101             92.12
Michael A. Mendelson       December 21, 2001              418             92.12
Susan M. Noble             December 21, 2001            1,209             92.12
Susan M. Noble             December 21, 2001              201             92.12
Atsuko Sato                December 21, 2001              995             92.12
Susan J. Scher             December 21, 2001              515             92.12
David T. Simons            December 21, 2001              571             92.12
Trevor A. Smith            December 21, 2001              500             92.12
Nobumichi Sugiyama         December 21, 2001              345             92.12
Nobumichi Sugiyama         December 21, 2001            1,514             92.12
Johannes R. Sulzberger     December 21, 2001              500             92.12
Barry S. Turkanis          December 21, 2001              224             92.12
A. Carver Wickman          December 21, 2001            2,331             92.12
David D. Wildermuth        December 21, 2001              338             92.12
Kenneth W. Willman         December 21, 2001              500             92.12

----------------------------------------------------------------------------------
COVERED PERSON                TRADE DATE       NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Tetsufumi Yamakawa         December 21, 2001            1,176             92.12
Richard M. Young           December 21, 2001              308             92.12
Richard M. Young           December 21, 2001              327             92.12
Richard M. Young           December 21, 2001              997             92.12
Richard M. Young           December 21, 2001              397             92.12
James P. Ziperski          December 21, 2001              560             92.12
James P. Ziperski          December 21, 2001            1,045             92.12

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

--------------------------------------------------------------------------------
                            TRANSACTION
COVERED PERSON                  DATE         NUMBER OF SHARES   PRICE PER SHARE
--------------------------------------------------------------------------------
George M. Brady           October 31, 2001           4               $78.16
George M. Brady          November 30, 2001           3                89.00
W. Reed Chisholm II      November 30, 2001           4                89.00
Robert G. Hottensen Jr.   October 31, 2001          97                78.16
Douglas W. Kimmelman      October 31, 2001         424                78.16
Laura A. Liswood          October 31, 2001           3                78.16
Laura A. Liswood         November 30, 2001           3                89.00
Thomas J. McAdam          October 31, 2001           2                78.16
Thomas J. McAdam         November 30, 2001           2                89.00
David D. Wildermuth       October 31, 2001          14                78.16

On November 26, 2001, one Individual Covered Person transferred all of that Covered Person's interest in a Corporate Covered Person, which owned 1,076,516 Covered Shares, to an entity created for estate planning purposes. Upon transfer, this entity became an Estate Planning Covered Person.

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 28, 2001
                                               By:  /s/ Esta E. Stecher
                                                  ------------------------------
                                                  Name:  Esta E. Stecher
                                                  Title: Attorney-in-Fact

                                  EXHIBIT INDEX

  Exhibit                               Description
-----------  -------------------------------------------------------------------
    A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999
             (File No. 005-56295) (the "Initial Schedule 13D")).

    B.       Voting Agreement, dated as of April 30, 1999, by and among The
             Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice
             Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

    C.       Voting Agreement, dated as of April 30, 1999, by and among The
             Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and
             Sumitomo Bank Capital Markets, Inc. (incorporated by reference to
             Exhibit C to the Initial Schedule 13D).

    D.       Form of Agreement Relating to Noncompetition and Other Covenants
             (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
             Sachs Group, Inc.).

    E.       Form of Pledge Agreement (the "IPO Pledge Agreement")
             (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
             Sachs Group, Inc.).

    F.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
             Exhibit E), dated July 10, 2000 (incorporated by reference to
             Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
             July 11, 2000 (File No. 005-56295)).

    G.       Registration Rights Instrument, dated as of December 10, 1999
             (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

    H.       Supplemental Registration Rights Instrument, dated as of December
             10, 1999 (incorporated by reference to Exhibit H to Amendment No.
             1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

    I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
             (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

    J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
             (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

    K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
             13D, filed June 30, 2000 (File No. 005-56295)).

    L.       Form of Counterpart to Shareholders' Agreement for non-U.S.
             corporations (incorporated by reference to Exhibit L to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

    M.       Form of Counterpart to Shareholders' Agreement for non-U.S.
             trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

  Exhibit                               Description
-----------  -------------------------------------------------------------------
    N.       Form of Guarantee and Pledge Agreement for non-U.S. corporations
             (incorporated by reference to Exhibit N to Amendment No. 3 to the
             Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

    O.       Form of Pledge Agreement for shareholders of non-U.S.
             corporations (incorporated by reference to Exhibit O to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

    P.       Form of Pledge Agreement for shareholders of non-U.S.
             corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
             June 30, 2000 (File No. 005-56295)).

    Q.       Form of Counterpart to Shareholders' Agreement for Transferee
             Covered Persons (incorporated by reference to Exhibit Q to
             Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
             (File No. 005-56295)).

    R.       Supplemental Registration Rights Instrument, dated as of June 19,
             2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

    S.       Supplemental Registration Rights Instrument, dated as of July 31,
             2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

    T.       Underwriting Agreement (U.S. Version), dated as of August 1, 2000
             (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

    U.       Underwriting Agreement (International Version), dated as of
             August 1, 2000 (incorporated by reference to Exhibit U to
             Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
             (File No. 005-56295)).

    V.       Underwriting Agreement (Asia/Pacific Version), dated as of August
             1, 2000 (incorporated by reference to Exhibit V to Amendment No.
             5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

    W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

    X.       Power of Attorney (incorporated by reference to Exhibit X to
             Amendment No. 14 to the Initial Schedule 13D, filed March 29,
             2001 (File No. 005-56295)).

    Y.       Form of Amended and Restated Member Agreement, dated as of
             September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
             Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

    Z.       Form of Pledge Agreement, dated as of October 31, 2000, between
             GS Inc. and each SLK Covered Person (incorporated by reference to
             Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
             November 3, 2000 (File No. 005-56295)).

  Exhibit                               Description
-----------  -------------------------------------------------------------------
    AA.      Supplemental Registration Rights Instrument, dated as of December
             21, 2000 (incorporated by reference to Exhibit AA to Amendment No.
             12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
             005-56295)).

    BB.      Form of Member Agreement, dated as of January 26, 2001, between
             GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
             Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

    CC.      Form of Pledge Agreement, dated as of March 19, 2001, between GS
             Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

    DD. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial
             Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

    EE.      Form of Pledge Agreement for beneficiaries of trusts
             (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
             005-56295)).

    FF. Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations.

    GG. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations.

    HH.      Supplemental Registration Rights Instrument, dated as of December
             21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.)